Exhibit 107.1

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Treace Medical Concepts, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(r)(1)	5,476,190(2)	$21.00	$114,999,990	$110.20 per $1,000,000	$12,673

Fees Previously Paid	–	–	–	–	–	–	–	–

Carry Forward Securities

Carry Forward Securities	–	–	–	–		–

		Total Offering Amounts				$114,999,990

		Total Fees Previously Paid

		Total Fee Offsets

		Net Fee Due						$12,673

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3ASR, filed with the Securities and Exchange Commission on February 7, 2023 (No. 333-269622) (the “Registration Statement”), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act. This paragraph shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement.

(2)	Includes 714,285 shares of common stock that the underwriters have an option to purchase.